UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 29, 2011

LIBERTY PROPERTY TRUST

LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland	1-13130	23-7768996
Pennsylvania	1-13132	23-2766549
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway
Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone, including area code:  (610) 648-1700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 7.01                                             Regulation FD Disclosure.

Stephen B. Siegel, who has served as a member of the Board of Trustees (the “Board”) of Liberty Property Trust (the “Trust”) since May 1995, and is currently a member of the Board’s Corporate Governance and Nominating Committee, is Chairman of Global Brokerage of CB Richard Ellis, a worldwide real estate company (“CBRE”).  As disclosed in the Trust’s proxy statement for the annual meeting of shareholders to be held on May 11, 2011, the Board has determined that Mr. Siegel is an independent director under applicable standards of independence; during this review, the Board considered the payment of real estate brokerage fees by the Trust to CBRE, and determined that such transactions, in which Mr. Siegel does not have any direct or indirect material interest, do not have any impact on Mr. Siegel’s independence.

In response to an inquiry from Institutional Shareholder Services Inc., the Registrants are providing the following information, which demonstrates the de minimis nature of the relationship between the Trust and CBRE, including the fact that the amounts paid by the Trust to CBRE in 2010 comprised a de minimis percentage of CBRE’s 2010 revenues.

•                  CBRE’s 2010 revenues were approximately $5.1 billion.

•                  The Trust paid CBRE a total of $5.9 million in 2010, approximately $4.6 million of which was paid for transactions in which CBRE represented the tenant, not the Trust.

•                  The fees paid in transactions where CBRE acted for the tenant amounted to 0.1% of CBRE’s total revenues for 2010; the fees paid in transactions where CBRE acted on the Trust’s behalf amounted to 0.01% of CBRE’s total revenues for 2010

•                  Mr. Siegel received no benefit, directly or indirectly, with regard to these transactions, nor did have any role, in any capacity, relating to these transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST

	By:	/s/ James J. Bowes
James J. Bowes
Secretary and General Counsel

LIBERTY PROPERTY
LIMITED PARTNERSHIP

	By:	Liberty Property Trust, its sole
General Partner

	By:	/s/ James J. Bowes
James J. Bowes
Secretary and General Counsel

Dated: April 29, 2011